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Team, Inc. Announces Non-Routine Charge Associated With Venezuelan Currency Devaluation

ALVIN, Texas, Jan. 18 /PRNewswire-FirstCall/ -- Team, Inc. (Nasdaq: TISI) -- On Friday, January 8, 2010, the Venezuelan government announced its intention to significantly devalue its currency (Bolivar). Effective as of December 1, 2009 (the beginning of Team's third quarter of fiscal 2010) and as previously disclosed in Team's Form 10-Q filing for the period ended November 30, 2009, we began to account for Venezuela as a highly-inflationary economy.   Accordingly, all future currency fluctuations between the Bolivar and U.S. Dollar will be recorded in the Company's statement of operations.  Team operates a small service location in Punta Fijo, Venezuela, whose annual revenues have historically been less than one percent of Team's consolidated revenues, using the previously fixed exchange rate of 2.15 Bolivars per U.S. Dollar.

Because of the uncertain political environment in Venezuela, the Company intends to use the "parallel" exchange rate for Bolivar denominated bonds, most recently quoted at approximately 6.00, to translate its Venezuelan assets, liabilities and results of operations effective as of the beginning of our fiscal 2010 third quarter.

As a result, Team will take a non-routine pre-tax charge which is expected to be approximately $1.8 million in the third quarter ending February 28, 2010. The charge will be presented in the Company's statement of operations as "other expense" below the "operating income" line. The after-tax effect of this charge is expected to be approximately $0.06 per fully diluted share. After the devaluation, the Company's net assets in Venezuela will be less than $1.0 million. Excluding the impact of this non-routine charge, the devaluation of the Bolivar does not affect our previously affirmed earnings guidance for our full fiscal year 2010 of $0.85 to $1.05 per fully diluted share.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries.  Team offers these services in over 100 locations throughout the United States, Angola, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela.  Team's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2009 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

CONTACT: Ted W. Owen of Team, Inc., +1-281-331-6154